Exhibit 10.1

SECOND AMENDMENT TO AGREEMENT OF SALE

THIS SECOND AMENDMENT TO AGREEMENT OF SALE (“Second Amendment”), is made and entered into on this 8th day of October, 2018, by and between BLONDER TONGUE LABORATORIES, INC., as Seller and JAKE BROWN RD, LLC, as Buyer.

Background

A. Seller and Buyer entered into an Agreement of Sale dated August 3, 2018 (the “Original Agreement”) for the sale and purchase of real property identified as (i) 19.407 acres of land, together with all rights, easements and interests appurtenant thereto, situate at Lot 8, Block 9000, also known as 1 Jake Brown Road, Old Bridge Township, New Jersey 08857 (the “Land”); and (ii) all improvements located thereon, including, but not limited to, a commercial building consisting of approximately 128,747 square feet (“the “Building,” and Land and Building, collectively, the “Property”) and more particularly described on Exhibit “A” attached to the Original Agreement, as amended by Seller’s letter dated September 20, 2018, which extended the Due Diligence Period expiration date, at Buyer’s request, to October 4, 2018 (the “First Amendment.”). The Original Agreement, as amended by the First Amendment is referred to herein as the “Agreement”).

B. Buyer has now requested an extension of the Closing Date and Seller has requested certain consideration from Buyer in order to agree to Buyer’s request.

NOW, THEREFORE, the parties, intending to be legally bound agree that, in exchange for the consideration described below, the Agreement shall, notwithstanding anything therein to the contrary, be modified as follows:

1. All capitalized terms use in this Second Amendment and not otherwise defined herein shall have the same meanings as ascribed to them in the Agreement.

2. The parties acknowledge that the Due Diligence Period has expired as of 4:00 NY time on October 8, 2018 (the “Due Diligence Expiration”) and Buyer intends to proceed to Closing subject to the fulfillment by Seller of all conditions of Closing required by the Agreement. Seller acknowledges that Buyer has not yet received a survey performed for Buyer’s behalf and that Seller remains obligated to address any exceptions to title raised by the title company or Buyer’s lender as a result of said survey which would prevent a title company from removing the survey exception form the title insurance policy, as and to the extent required by the Agreement.

3. The Closing shall occur or before January 10, 2019, TIME BEING OF THE ESSENCE; provided that Buyer shall have a one-time right to extend the Closing Date up to an additional 20 calendar days on the condition that (i) written notice of such extension is provided to the Seller on or before 5:00 p.m. New York Time on January 4, 2019 (“Extension Notice Date”), (ii) such written notice is accompanied by the wire transfer of an additional amount of $150,000 (the “Extension Deposit”), to be paid on the Extension Notice Date directly into Sellers designated bank account into which the Second Deposit is required to be deposited under Section 4 below, and (iii) such Extension Deposit shall become non-refundable in all events if there is a failure to close for any reason.

4. The Second Deposit shall be funded, no later than close of business on October 9, 2018, by Buyer by wire transfer of immediately available funds directly into Seller’s designated bank account, the details and wire transfer instructions of which are set forth in the Escrow Release Authorization attached as Exhibit “A” hereto.

5. The parties shall, simultaneously with the execution of this Second Amendment, execute the Release Authorization attached as Exhibit “A” hereto, which directs the Escrow Agent to wire transfer the First Deposit funds into Seller’s designated bank account no later than the close of business on October 9, 2018 and shall each forward the fully executed Escrow Release Authorization to the Escrow Agent by electronic mail.

6. Buyer further acknowledges and agrees that, as of the Due Diligence Expiration, the Deposit is Seller’s property, subject to an obligation to return an amount equal to the Deposit as set forth in Section 8 below, to be used at Seller’s discretion and subject to no restrictions. Buyer shall not be entitled to any interest on such funds at Closing and Seller shall not be required to provide an accounting of the use of the Deposit to Buyer. The parties agree to execute the memorandum of the Agreement in the form attached as Exhibit “B” hereto and send the original of such memorandum to Escrow Agent to record said memorandum. Seller agrees to execute any further documents which may be required to record the memorandum and shall have any and all documents required to execute the memorandum properly notarized as may be required to record same within three (3) business days of Buyer’s request for same.

7. Seller acknowledges that Buyer has identified the possible need for certain repairs to the parking lot which in aggregate Seller has estimated will cost up to $60,000 and certain repairs to the lower roof of the Building which in aggregate Buyer has estimated will cost up to $160,000 (the “Property Repairs”). The Property Repairs constitute “CapX Expense” under and as defined in Section 3.08(d) of the Lease. Buyer agrees that, in the event Buyer’s lender requires, as a condition of financing the transaction, the establishment of an escrow at Closing in the amount of the cost estimate of the Property Repairs, as such estimate may be modified by further agreement of the parties and the Buyer’s lender, that Seller shall pay, from the Purchase Price, its allocated share of such CapX Expense, as contemplated by the Lease.

8. Section 6.01 of the Agreement is deleted in its entirety and replaced with the following:

If Seller defaults hereunder, including a failure by Seller to fulfill a condition to closing as required in this Agreement of Sale, Buyer shall have the right as its sole remedy to choose to either (a) terminate this Agreement and be paid by Seller, no later than five (5) business days after Seller’s receipt of Buyer’s written request therefor, $500,000 in the amount of liquidated damages plus any and all legal costs and expenses to collect same if Seller does not comply with Buyer’s request for the liquidated damages, or (b) seek specific performance of Seller’s obligations hereunder.

9. Except to the extent explicitly modified herein, all terms and conditions of the Agreement shall otherwise remain in full force and effect.

:	SELLER:

BLONDER TONGUE LABORATORIES, INC.

By:
	Name:	Robert J. Pallé, Chief Executive Officer

:	BUYER:

JAKE BROWN RD, LLC

By:
	Name:	Arvee Claravall
	Title:	CFO

EXHIBIT “A”

ESCROW RELEASE AUTHORIZATION

October 8, 2018

Riverside Abstract

Attention: Azi Mindick

Re:	Agreement of Sale dated August 3, 2018 between Blonder Tongue Laboratories, Inc. as Seller and Jake Brown Rd, LLC as Buyer, as amended.

Reference is made to the Agreement of Sale referred to above and specifically the provisions of Article Thirteen thereof relating to the duties of the Escrow Agent. Capitalized terms used but not defined herein shall have the meanings ascribed to them in the Agreement of Sale.

The undersigned hereby jointly direct the Escrow Agent to immediately distribute, no later than close of business on October 9, 2018, the amount of $250,000 plus any accrued interest, via wire transfer funds, to Blonder Tongue Laboratories, Inc. in accordance with the following wiring instructions:

Bank Name:	Sterling National Bank
Address:	400 Rella Blvd., Suite 308
ABA#:	221970443
Account Name:	Blonder Tongue Laboratories, Inc.
Account #:	6700074809

Upon disbursal, the balance of the Escrow will be $0.00.

IN WITNESS WHEREOF, the undersigned has executed this Escrow Release Authorization as of the date first above written.

JAKE BROWN RD, LLC, a New Jersey limited liability company

By:
Arvee Claravall, CFO

BLONDER TONGUE LABORATORIES, INC., a Delaware corporation

By:
Robert J. Pallé, Chief Executive Officer

EXHIBIT “B”

Return to:

Jeffrey Dayon, Esq.

Montgomery McCracken Walker & Rhoads LLP

437 Madison Avenue

New York, NY 10022

Property:	One Jake Brown Road, Lot 8 of Block 9000, Old Bridge Township, Middlesex County

MEMORANDUM OF AGREEMENT OF SALE

KNOW ALL MEN BY THESE PRESENTS that Blonder Tongue Laboratories, Inc. (hereinafter referred to as “Seller”) has entered into a certain Agreement of Sale (“Agreement”) with Jake Brown Rd, LLC (“Buyer”) dated August 3, 2018, pertaining to (i) a certain piece or parcel of land consisting of 19.407 acres, together with all rights, easements and interests appurtenant thereto, situate at Lot 8, Block 9000, also known as 1 Jake Brown Road, Old Bridge Township, New Jersey; and (ii) all improvements located thereon, including, but not limited to, a commercial building consisting of approximately 128,747 square feet and more particularly described on Exhibit “A” attached hereto (hereinafter the “Property”).

The parties agree that, to the extent there is a wrongful failure to discharge this Memorandum of Agreement of Sale from title by Buyer, Seller shall be entitled to be reimburse by Buyer for Seller’s legal and other costs and expenses incurred by Seller to have the Memorandum discharged or otherwise removed from title to the Property.

This Memorandum is intended for recording purposes only, and, except to the extent explicitly set forth herein, does not add to, diminish, amend or modify said Agreement in any respect.

IN WITNESS WHEREOF, the undersigned have executed this Memorandum of Agreement of Sale, this 8th day of October, 2018.

ATTEST:	SELLER:

BLONDER TONGUE LABORATORIES, INC.

By:
Name:
Title:

ATTEST:	BUYER:

JAKE BROWN RD, LLC

By:
Name:
Title:

STATE OF NEW JERSEY	:
: ss
COUNTY OF MIDDLESEX	:

On this, the 8th day of October, 2018, before me, a Notary Public in and for the State of New Jersey, personally appeared _________________, who acknowledged himself to be the _________ of BLONDER TONGUE LABORATORIES, INC., a New Jersey corporation, and that he as such officer, being authorized to do so, executed the foregoing instrument for the purposes therein contained by signing the name of the corporation by himself as ____________________ for the purposes therein contained.

IN WITNESS WHEREOF, I hereunto set my hand and official seal.

Notary Public

My Commission Expires:

STATE OF NEW YORK	:
: ss
COUNTY OF _____________	:

On this, the ________ day of October, 2018, before me, a Notary Public in and for the State of New Jersey, personally appeared _________________, who acknowledged himself to be the _________ of JAKE BROWN RD, LLC, a New limited liability company, and that he as such ______, being authorized to do so, executed the foregoing instrument for the purposes therein contained by signing the name of the limited liability company by himself as ____________________ for the purposes therein contained.

IN WITNESS WHEREOF, I hereunto set my hand and official seal.

Notary Public

My Commission Expires:

EXHIBIT A

Legal Description

Real property in the Township of Old Bridge, County of Middlesex, State of New Jersey, described as follows:

ALL THAT CERTAIN lot, piece or parcel of land, situate, lying and being in the Township of Old Bridge, County of Middlesex, State of New Jersey:

BEGINNING at a point in the Easterly line of Jake Brown Road, variable width, distant 346.37 feet on a course bearing North 06 degrees 50 minutes 00 seconds East, from the intersection of the said line of Jake Brown Road extended Southerly with the Northerly line of Patio Greens Drive, extended Westerly, and running; thence

1. North 06 degrees 50 minutes 00 second East, 32.39 feet along the Easterly line of Jake Brown Road, as shown on a plat entitled Final Map Section 2 Patio Greens dated 9/5/84, filed with the Middlesex County Clerk on 8/20/85 as Map No. 4886, File No. 972, to a point of curvature; thence

2. Northerly along a curve to the left, having a radius of 1,000.00 feet, an arc length of 76.55 feet to a point of tangency; thence

3. North 02 degrees 26 minutes 50 seconds East, 541.66 feet along the Easterly line of Jake Brown Road to a point of curvature, being the beginning of the second course in Deed Book 2669, Page 827; thence

4. Northeasterly along a curve to the right, having a radius of 50.00 feet, an arc length of 78.54 feet to a point of tangency; thence

5. South 87 degrees 33 minutes 10 seconds East, 792.91 feet along the Southerly line of Jake Brown Road to a point of curvature; thence

6. Easterly along a curve to the left, having a radius of 200.00 feet, an arc length of 210.90 feet to a point of tangency; thence

7. North 32 degrees 01 minutes 44 seconds East, 244.08 feet to a point in the Easterly line of the present Jake Brown Road and the old Jake Brown Road, being the terminus of the 6th course in Deed Book 2660, Page 86, thence

8. South 53 degrees 58 minutes 40 seconds East, 396.54 feet along the line of Lot 9 to a point; thence

9. South 44 degrees 50 minutes 00 seconds West, 189.49 feet along the line of Lot 1 in Block 9002 as shown on a plat entitled Final Map Section 3 Patio Greens dated 3/31/82, filed in the Middlesex County Clerk's Office on 4/19/84 as Map No. 4690, File No. 970; thence

10. South 43 degrees 03 minutes 07 seconds West, 849.65 feet to a point, said point being 9.25 feet Easterly of the point of beginning in the Deed Book 3289, Page 68 and 9.25 feet Westerly of the terminus of the 3rd course in Deed Book 3289, Page 68, Tract 2; thence

11. North 88 degrees 14 minutes 26 seconds West, 792.62 feet to a point, being the point and place of beginning.

NOTE: FOR INFORMATION ONLY: Being Lot(s) 8, Block(s) 9000; Tax Map of the Township of Old Bridge, County of Middlesex, State of New Jersey.